                                                                   Exhibit 10.33

(MEDICAL PROPERTIES TRUST LOGO)

March 16, 2005

Robert A. Behar, MD
Chairman of the Board
North Cypress Medical Center Operating Company, Ltd.
5406 American Beauty Court
Houston, TX 77041

     Re:  Commitment Letter for Development of
          North Cypress Medical Center in Houston, Texas

Dear Dr. Behar:

MPT Operating Partnership, L.P. and its designated affiliates ("MPT") are pleased to extend a commitment to North Cypress Medical Center Operating Partnership, Ltd, or its affiliates (collectively, "North Cypress" also sometimes referred to herein as the "LESSEE") respecting the ground leasing by MPT of certain land (the "Land") located in Houston, Texas (along with the improvements to be developed thereon, the "Real Estate"), the development thereon of a general acute care facility (sometimes the "Facility") and the leaseback of the Real Estate to LESSEE on an absolute basis. The foregoing commitment and the closing of the transactions described in this Commitment Letter (the "Transaction") are subject to: (i) MPT being satisfied, in its sole discretion, with the results of its due diligence investigation of LESSEE, the Real Estate and the Facility, all of which will be kept confidential pursuant to the Confidentiality Agreement detailed in article 5.7 hereof; (ii) the execution of definitive agreements relating to the Transaction which are consistent with the terms set forth herein (the "Definitive Documents"); (iii) MPT's execution of a definitive, long-term ground lease with respect to the Land on terms and conditions satisfactory to MPT in its sole discretion (the "Ground Lease"); (iv) MPT's receipt of a current title insurance policy and survey respecting the Real Estate, provided at LESSEE's expense, which are in form and substance satisfactory to MPT in its sole discretion; (v) MPT's receipt of a recent phase one environmental study for the Real Estate, provided at LESSEE's expense, which is in form and substance satisfactory to MPT in its sole discretion; (vi) MPT's receipt of a recent engineering (soil condition) report respecting the condition of the Real Estate, provided at LESSEE's expense, which is in form and substance satisfactory to MPT in its sole discretion; (vii) the acquisition of any governmental filings or approvals, requirements of any LESSEE lender or other third-party consents or agreements required for the Transaction; (viii) the approval of the Transaction by the Board of Directors of Medical Properties Trust, Inc.; and (ix) such other conditions to such closing as are described herein or as are customary in similar transactions, including, but not limited to MPT's approval of the organizational structure and organizational documents of the LESSEE and related parties.

Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 1 501 Birmingham, Alabama 35242
205.969.3755. Fax 205.969.3756. www.medicalpropertiestrust.com

                                    ARTICLE I

                                   BASIC TERMS

SECTION 1.1 BASIC TRANSACTION: Subject to the terms and conditions herein, MPT shall fund the development of the Facility and will lease the Real Estate relating to Facility to LESSEE from the Closing Date (as herein defined). MPT shall not assume any liabilities of the LESSEE in connection with the Transaction.

     Section 1.1.1. GROUND LEASE: The Land shall be leased to MPT by the current owner(s) thereof pursuant to the terms and conditions of the Ground Lease which must be acceptable to MPT, together with such other documents and instruments necessary to convey the Land to MPT, free and clear of any liens and encumbrances, except for liens and encumbrances as may be agreed to by MPT in the Definitive Documents (the "Permitted Exceptions"), and LESSEE shall be responsible for all recording costs and fees related to such conveyance. Furthermore, the Land shall then be subleased to the LESSEE on the same terms as the Ground Lease to MPT. The form and terms of these documents must be commercially reasonable given the related party nature of the owners of the Land and the LESSEE.

     Section 1.1.2 DEVELOPMENT: MPT shall be responsible for funding the Total Development Costs for the Facility. MPT shall approve the general contractor, developer, architect, engineer and other parties which will participate in the development of the Facility and shall approve the preparation and negotiation of the definitive agreements with such parties, however, such approvals will not be unreasonably withheld. MPT will give LESSEE an opportunity to review such definitive agreements prior to their execution.

SECTION 1.2 TOTAL DEVELOPMENT COSTS: The total development costs for the Facility shall include all costs and expenses incurred by MPT in connection with the purchase or acquisition, development and lease of the Real Estate and the Facility, including, but not limited to, all legal, appraisal, title, survey, environmental, engineering and other fees paid to advisors and or brokers, expenses of site visits and all other development costs of the Real Estate and the Facility (the "Total Development Costs"). A preliminary Project Cost Analysis indicating the currently anticipated development costs is attached hereto as Schedule 1.2. The Total Development Costs are estimated to be Fifty One Million Dollars ($51,000,000). In no event shall the Total Development Costs exceed the lesser of (i) the appraised value of the Facility, (ii) the replacement cost of the Facility, or (iii) an amount that gives a pro forma EBITDAR coverage based on the Base Rent (as hereinafter defined) of at least Two Hundred Percent (200%) for the Facility, based on pro forma's acceptable to MPT. During the term of the development of the Real Estate, funds will be advanced pursuant to requests made by LESSEE in accordance with the terms and conditions of a development agreement entered into by MPT in connection with the Facility (the Development Agreement"). The Development Agreement will provide that prior to any advance of funds, the developer must provide the following to MPT:

          (a) TITLE INSURANCE: Satisfactory evidence in the form of an endorsement to (the original title insurance policy that no intervening liens have been placed on the Real Estate since the date of the previous advance;

          (b) ARCHITECT'S CERTIFICATE: A certificate executed by the architect of record (the "Architect's Certificate") approved by MPT that indicates that all construction work completed on the Facility conforms with the requirements of the plans, specifications, and any change orders previously approved by MPT; and

          (c) CONTRACTOR'S CERTIFICATE; LIEN WAIVER: A certificate executed by the general contractor or construction manager that all work requested for reimbursement has been completed and a lien waiver that all bills have been paid.

SECTION 1.3 LEASE: On the Closing Date, the parties shall execute a lease agreement for the Real Estate for the Facility in a form mutually satisfactory to the parties (the "Lease") generally in accordance with the terms set forth herein. If so requested by MPT, LESSEE shall form, and lease the Facility through, a special purpose entity. The term of the Lease shall be for the Construction Period (as herein defined) and a period of fifteen (15) years following the Construction Period and (so long as there is no default under the Lease) the Lease shall provide for three (3) options exercisable by LESSEE, in its sole discretion, to extend for five (5) years so long as the options are exercised at least six (6) months prior to the expiration of the Lease. The Lease shall provide that at the expiration of the initial term of the Lease, and at the expiration of each extended term thereafter, so long as there is no default under the Lease, LESSEE shall have the option to purchase the Real Estate at a purchase price equal to the greater of (i) the appraised fair market value of the Real Estate (which appraisal shall assume that the Lease remains in effect for a term of fifteen (15) years and shall not take into account any purchase options contained therein), or (ii) the amount of the Total Development Costs for the applicable Facility increased by an amount equal to the greater of
(A) Two and One-Half Percent (2.5%) per year from the Closing, or (B) the rate of increase in the Consumer Price Index on each Adjustment Date. As used herein, the term "Consumer Price index" means the Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). As used herein, the term "Adjustment Date" means January 1 of each year commencing on January 1, 2006. In the event that LESSEE exercises its option hereunder to purchase the Real Estate, MPT shall have the right to immediately terminate the Ground Lease.

SECTION 1.4 RENTS: The Lease for the Real Estate shall provide for the following rent:

     Section 1.4.1 CONSTRUCTION PERIOD RENT: During the construction period (the "Construction Period"), LESSEE shall pay MPT, in consecutive monthly installments, a per annum amount equal to Ten and One-Half Percent (10.5%) (the "Rate" as herein defined) multiplied by the total amount of funds disbursed day to day under the Development Agreement plus the amount of any Ground Lease payments (the "Construction Period Rent"). The Construction Period Rent shall commence on the first day of the month following the month in which the first disbursement of funds are disbursed under the Development Agreement, and shall continue to be paid by LESSEE to MPT on the first (1st) day of each month.

     SECTION 1.4.2 BASE RENT: Following the Construction Period, the aggregate annual base rent ("Base Rent") for the Facility shall be an amount equal to the Rate multiplied by the Total Development Costs for the Facility plus the amount of any Ground Lease payments. The Base Rent shall be payable in twelve (12) equal monthly installments.

     SECTION 1.4.3 RENT INCREASE: Commencing on January 1, 2006 and on each January 1st thereafter (each such date an "Additional Rent Adjustment Date"), LESSEE shall be required to pay additional rent (the "Additional Rent") equal to the greater of (i) Two and One Half Percent (2.5%) or (ii) the rate of the Consumer Price Index (CPI) increase for such prior year multiplied by the previous year's Base Rent rate. Additional Rent for each such lease year shall be payable in twelve (12) equal monthly installments at the same time that the Base Rent is due.

     SECTION 1.4.4 CAPITAL IMPROVEMENT RESERVE: Commencing on the date that construction has been completed and on each January 1 thereafter, LESSEE will be required to make annual deposits into a capital improvement reserve (the "Capital Improvement Reserve"), at a financial institution of MPT'S choosing, in the amount of Two Thousand Five Hundred Dollars ($2,500) per bed increasing each January 1st by Two and One-Half Percent (2.5%). Such reserve shall be under the joint control of MPT and LESSEE and used for the repair and replacement of capital items on the Facility and as shall be expressly provided in the Lease.

SECTION 1.5 ABSOLUTE NET LEASE: The Real Estate for the Facility will be leased to LESSEE on an absolute net or fully netted basis. The LESSEE will be responsible for all costs of maintaining the Real Estate and the Facility including, but not limited to taxes, insurance, maintenance and capital improvements.

SECTION 1.6 ADDITIONAL SECURITY: As additional security for the performance of LESSEE's obligations under the Lease. MPT shall be granted a security interest in LESSEE's interest in personal property (excluding accounts receivable and the proceeds thereof) and shall receive from LESSEE an assignment of any rents and leases. The Lease shall be cross-defaulted with any other lease between LESSEE, or its affiliates, and MPT, or its affiliates. LESSEE shall not place or allow any other liens to be placed on the personal property without MPT's approval, which approval shall not be unreasonably withheld.

SECTION 1.7 COMMITMENT FEE: LESSEE shall pay to MPT a commitment fee (the "Commitment Fee") equal to One Percent (1%) percent of the estimated Total Development Costs, which shall be due and payable on the Closing Date: provided, however, that One Hundred Thousand Dollars ($100,000) of the total One Percent (1%) Commitment Fee will be payable upon final execution of this Commitment Letter. Such fee shall be paid from LESSEE's own funds. Portions of the Commitment fee may, under certain circumstances, be refunded to LESSEE as set forth in Section 4.1 herein.

SECTION 1.8 CLOSING DATE: MPT and North Cypress agree that time is of the essence and that the parties will prepare, negotiate and execute the Definitive Documents consistent with the terms hereof and will use their good faith reasonable efforts to close the Transaction (the "Closing") as soon as possible with a goal of closing by June 1, 2005. However, in no event shall the Closing occur any later than June 30, 2005, without an extension in writing of this Commitment Letter by MPT. The actual date upon which the Closing occurs shall be referred to as the "Closing Date."

SECTION 1.9 FINANCIAL INFORMATION AND COVENANTS: MPT must receive, prior to the Closing, audited financial statements of LESSEE for all fiscal years since LESSEE's inception and any existing current interim financial statements of LESSEE, together with a five-year pro forma for the Facility. The Lease will require that MPT receive on a continuing basis during the term of the Leases, within the times as hereinafter set forth, the following:

          (a) Within ninety (90) days after the end of each fiscal year, audited financial statements of LESSEE, and the Facility by a nationally recognized accounting firm or an independent certified public accounting firm reasonably acceptable to MPT, which statements shall be prepared in accordance with generally accepted accounting principles ("GAAP"): plus

          (i) Within forty-five (45) days after the end of each quarter, current financial statements of LESSEE and the Facility certified to be true and correct; and

          (ii) Within thirty (30) days after the end of each month, current operating statements of the Facility certified to be true and correct.

          (b) Upon request, a certificate in form acceptable to MPT, that no event of default as defined in the Lease or in any other lease between LESSEE, or its affiliates, and MPT or its affiliates (a "Default"), then exists and no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute a Default.

          (c) Within ten (10) days of the receipt thereof by LESSEE or any of its affiliates, any and all notices (regardless of form) from any and all licensing and/or certifying agencies that any license or certification, including, without limitation, the Medicare or Medicaid certification of the Facility, is being downgraded, revoked or suspended, or that action is pending or being considered to downgrade, revoke or suspend such Facility's license or certification.

          (d) Such other financial information from LESSEE as MPT may, in its sole discretion, reasonably require at such other times as it shall deem necessary.

All financial statements and/or information described herein must be in such form and detail as MPT shall from time to time reasonably request.

SECTION 1.10 COVENANTS AND EVENTS OF DEFAULT: In addition to all other customary defaults and remedies, the Lease shall provide for financial covenants to be mutually agreed upon by LESSEE and MPT. MPT and LESSEE agree that the Lease terms will provide for limited forbearance of the enforcement of these covenants during a period in which operations at the Facility are normalized.

SECTION 1.11 SUBLEASE AND ASSIGNMENT: LESSEE shall not sublease or assign (which will be broadly defined) the Lease without the written consent of MPT: provided, however, that at a minimum any such assignee must have, in MPT's sole discretion, credit and operating characteristics equal to or stronger than LESSEE's. Any such assignment shall not release the LESSEE. Any sublease shall be subordinate to the Lease and may be terminated or left in place by MPT in the event of a termination of the Lease. Upon any change of Fifty Percent (50%) or greater in the equity ownership of LESSEE, MPT shall have the right to require LESSEE to repurchase the Real Estate in accordance with the provisions of
Section 1.3 relating to LESSEE's purchase option, to terminate the Lease, and/or to exercise all other rights and remedies of the landlord under the Lease.

SECTION 1.12 CASH INJECTION: On the Closing Date, LESSEE shall have received from its equity owners at least Fifteen Million Dollars ($15,000,000) in cash contributions, and North Cypress will maintain at all times during the Lease a tangible net worth, the amount of which shall be negotiated by the parties prior to Closing. Contributions shall include the required letter of credit.

SECTION 1.13 LETTER OF CREDIT: Simultaneously with the execution and delivery of the Lease by North Cypress. North Cypress shall obtain and deliver to MPT an unconditional and irrevocable letter of credit from a bank (or similar collateral) acceptable to MPT, naming MPT as beneficiary and in an amount equal to one (1) year of Base Rent under the Lease. Once operations have sustained EBITDAR coverage of at least two (2) times Base Rent for two (2) consecutive fiscal years, the letter of credit may be reduced to an amount equal to six (6) months of Base Rent.

SECTION 1.14 SALE PROCEED DISTRIBUTIONS OR SYNDICATION: Option 1 MPT will allow LESSEE to participate in any profits captured as a result of the Real Estate being sold. MPT will receive from the sales proceeds an amount equal to the Total Development Cost plus an IRR of Fifteen Percent (15%), any proceeds above that amount will be distributed to LESSEE and MPT on an equal basis. Option 2 Subject to applicable healthcare regulatory requirements, if requested, MPT will offer North Cypress or its physician partners opportunities to purchase up to Forty-Nine Percent (49%) of the limited partnership equity interest in the MPT entity that will hold title to the Real Estate. The valuation of the entity's equity interest will be based on the historical cost of the entity's assets. To the extent that MPT elects to put debt on the real estate, such debt will be non-recourse to the limited partners. Such offering will occur six to nine months following occupancy of the Facility. North Cypress and its physician partners will invest on an equal basis with MPT.

                                   ARTICLE II

                                  THE FACILITY

SECTION 2.1 ACCESS TO INFORMATION: From the date hereof, LESSEE will provide MPT and its representatives (including architects, engineers, surveyors, attorneys, accountants, investment bankers and other representatives) with reasonable and available access to the Real Estate and the officers, agents and employees of LESSEE, and LESSEE shall furnish or cause to furnish such representatives with all financial, operating, and other data or information relating to the LESSEE and the Real Estate as may be reasonably requested in connection with MPT's due diligence review.

SECTION 2.2 APPROVAL OF THE FACILITY: MPT shall have the right to review and approve all aspects of the Facility, including the final configuration of the Real Estate, the location of any improvements on the Real Estate, the location of all roads and interchanges in relation to the Real Estate, the location of all property lines, utilities, easements, rights of way, common areas and amenities affecting the Facility, the soil and subsurface engineering studies, investigations and reports that support and justify the location of the Facility. The Real Estate shall have such easements, rights-of-way and other privileges as are necessary to operate the Facility. North Cypress will provide MPT with preliminary design and development plans for the Facility. Such plans must be acceptable to MPT. MPT will approve the design and development of the Facility so long as they are consistent in all material respects with the plans previously provided to and approved by MPT but MPT's approval shall not be unreasonably withheld.

SECTION 2.3 INSPECTION OF FACILITY:

          (a) Total Development Costs shall include a fee to MPT in the amount of Seventy-Five Thousand Dollars ($75,000) to cover the cost of MPT's inspections of the Facility during the construction stage.

          (b) LESSEE shall pay MPT Seven Thousand Five Hundred Dollars ($7,500) (increasing at the rate of Two and One-Half Percent (2.5 %) per year starting on January 1, 2006) for the Facility per annum to cover the cost of physical inspections for the Facility. LESSEE shall maintain the Facility in a first class manner and shall be required to respond to any deficiencies reported on in these annual reports.

SECTION 2.4 MPT'S RIGHT TO INSPECT FACILITY: MPT and its representatives shall have the right to make periodic inspections of the Facility from time to time upon reasonable prior notice to LESSEE. MPT shall use reasonable efforts to not disrupt the patient care being provided at she Facility.

SECTION 2.5 EXPANSIONS AND RENOVATIONS: So long as MPT is the owner of the Real Estate, the MPT shall have a right of first opportunity to fund any expansions or material renovations requested by LESSEE at the Facility. The lease term for the expansions or renovations shall be identical to the term of the Lease.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

Prior to the Closing and in addition to any conditions addressed elsewhere in the Commitment Letter, MPT shall have been furnished with the following, each of which must be in form and substance satisfactory to MPT in its sole discretion:

SECTION 3.1 CONTRACTS, CONSENTS AND LIEN WAIVERS: Fully executed counterparts of any previously executed contracts with architects, engineers, contractors and material subcontractors and lien waivers and subordinations pursuant to which such parties release all liens for work performed by them prior to the Closing.

SECTION 3.2 GOVERNMENTAL APPROVALS AND LICENSES: Copies of all permits, licenses and other approvals of governmental authorities required for the operation of the Facility for its intended use and written evidence satisfactory to MPT that the operation and use of the Facility are in accordance with ail applicable governmental requirements.

SECTION 3.3 TITLE INSURANCE: At LESSEE's expense, a title insurance policy conforming to the requirements set forth in Exhibit A hereto issued by a title insurance company satisfactory to MPT, insuring the Real Estate. The title policy shall contain no exceptions other than Permitted Exceptions and shall contain a general comprehensive endorsement (ALTA 9), an ALTA 3.0 zoning endorsement and such other endorsements as MPT may require. LESSEE will provide any customary affidavits and certifications required by the title company,

SECTION 3.4 INSURANCE: LESSEE must provide evidence to MPT that the LESSEE is maintaining insurance on the Facility as set forth in Exhibit B, and that MPT and any lender of MPT are named as additional insureds and, where applicable, loss payees.

SECTION 3.5 SURVEY: At LESSEE's expense, a current survey of the Real Estate prepared and certified by a duly registered land surveyor licensed and in good standing in the State of Texas and acceptable to MPT. The survey shall comply with ALTA requirements, shall show all improvements and encroachments located on the Real Estate and all recorded or visible easements, rights-of-way and similar encumbrances affecting the title to the Real Estate, shall contain a certification in the form shown on Exhibit C and shall state whether or not the Real Estate lies within a designated flood hazard Zone.

SECTION 3.6 UCC SEARCHES: UCC searches.

SECTION 3.7 ZONING: Evidence that the Real Estate, and the use and occupancy thereof, will comply with all applicable governmental requirements related to planning, zoning and land use.

SECTION 3.8 PLANS: To the extent LESSEE has them; LESSEE will provide MPT with one complete set of final plans and specifications for the Facility,

SECTION 3.9 ATTORNEY'S OPINION: An opinion of counsel for the LESSEE and any entity-GUARANTOR addressed to MPT covering such matters as MPT may reasonably require.

SECTION 3.10 ENVIRONMENTAL MATTERS: An environmental indemnity agreement, mutually acceptable to LESSEE and MPT, executed by LESSEE and any entity-GUARANTOR in favor of MPT. Pursuant to that agreement, the LESSEE and any entity-GUARANTOR shall make various environmental representations and warranties to MPT and shall indemnify and hold harmless MPT from environmental claims and liabilities, including without limitation, claims and liabilities arising from any hazardous or toxic materials present on the real property constituting the Facility and from any violations of environmental laws and regulations.

SECTION 3.11 ORGANIZATIONAL DOCUMENTS: Certified copies of the organizational documents of the LESSEE and any entity-GUARANTOR together with such resolutions, consents and similar documents evidencing the authorization of the Transaction contemplated by this Commitment Letter as MPT may require and must be in a form satisfactory to MPT.

SECTION 3.12 OTHER: Such other documents, certificates, and the like, as may be customary in comparable transactions or as MPT may otherwise reasonably require.

                                   ARTICLE IV

                             ADDITIONAL REQUIREMENTS

SECTION 4.1 EXPENSES: LESSEE shall reimburse MPT for all reasonable expenses incurred in connection with this Commitment Letter, the Total Development Costs (as incurred to the date of failure), and the lease of the Real Estate; provided, however, that LESSEE will not be required to reimburse any such expenses if Closing does not occur as a result of MPT's failure to perform, including the Commitment Fee (unless such failure is as a result of LESSEE's failure to perform). Reimbursable expenses shall be included in the Total Development Costs. Such expenses shall include, but not be limited to, third party reports and reasonable legal costs. For the period of March 17, 2005 until June 1, 2005, if there is a change of law which would interfere with physician ownership of the Facility and LESSEE chooses not to go forward with the development of the Facility, the amount of MPT's expenses, including the Commitment Fee, shall be capped at One Hundred Thousand Dollars ($100,000).

SECTION 4.2 MANAGEMENT: LESSEE or a management company approved by MPT will at all times manage the Facility unless written approval is obtained from MPT or unless removed by MPT as provided for herein or in the Definitive Documents. All fees in excess of One Million Dollars ($1,000,000) per year that are due and payable under all management agreements shall be subordinate to all monetary obligations under the Lease.

SECTION 4.3 SIGNS: MPT shall have the right to erect a sign, such as a bronze plaque, subject to approval by LESSEE, at the Facility stating that the Real Estate is owned by MPT.

                                    ARTICLE V

                               GENERAL CONDITIONS

SECTION 5.1 REPRESENTATIONS OF THE LESSEE AND ANY GUARANTORS: MPT's obligations under this Commitment Letter are subject to and contingent upon the accuracy and completeness of all information, representations and materials submitted with or in support of this Transaction and the LESSEE's and each GUARANTOR'S strict and timely compliance with all terms, conditions and requirements set forth herein.

SECTION 5.2 RIGHT TO SELL: The LESSEE understands MPT may sell its interest in the Real Estate in whole or in part. The LESSEE agrees that any purchaser may exercise any and all rights of the landlord, as fully as if such had made the purchase directly from the LESSEE. MPT may divulge to any purchaser all information, reports, financial statements, certificates and documents obtained by it from the LESSEE.

SECTION 5.3 ENTIRE AGREEMENT, MODIFICATIONS AND AMENDMENTS: This Commitment Letter and the Confidentiality Agreement described in Section 5.7 hereof contain the entire agreement of the LESSEE and the MPT with respect to the Transaction and supersede any prior or contemporaneous understanding or commitment. MPT has made no representations to the LESSEE that are not set forth in this Commitment Letter. No changes in this Commitment Letter shall be binding unless in writing and executed by the party against whom enforcement of the change is sought.

SECTION 5.4 TIME: Time is of the essence with respect to all dates and periods of time set forth in this Commitment Letter.

SECTION 5.5 ACCEPTANCE OF COMMITMENT: Upon return by the LESSEE to the MPT of a fully-executed copy of this Commitment Letter by the time set forth below, this Commitment Letter will constitute an agreement of the LESSEE to consummate the Transaction in accordance with the terms and conditions set forth herein. If said executed copy of this Commitment Letter is not received by MPT by 11:59 p.m. Central Time on March 17, 2005, this Commitment Letter shall be null and void and of no further force and effect unless extended in writing by MPT.

SECTION 5.6 NONSOLICITATION: In consideration of the substantial expenditures of time, effort, and expense to be undertaken by MPT and its representatives in connection with its due diligence investigation and review of the Facility, from the date hereof until June 1, 2005, neither North Cypress nor any officer, director, employee, or agent of North Cypress shall, directly or indirectly, enter into any agreement with any prospective person or entity other than MPT regarding the acquisition, transfer, financing, or leasing of the Facility, whether through purchase, merger, assignment, mortgage, or otherwise. If MPT delivers Definitive Documents prior to June 30, 2005, North Cypress will be obligated to execute with MPT the transaction described in such Definitive Documents. Moreover, if MPT fails to deliver Definitive Documents prior to June 30, 2005, and such failure results in whole or in part from the actions or inactions of North Cypress, then North Cypress shall continue to be obligated to execute with MPT the transaction described in such Definitive Documents for a period of thirty (30) days following North Cypress's cure of any such actions or inactions that resulted in a delay of the Closing. MPT and North Cypress will endeavor in good faith to close the transaction in a timely manner.

SECTION 5.7 CONFIDENTIALITY: The parties reaffirm the existence and validity of that certain confidentiality agreement between MPT and LESSEE dated January 17, 2005 (the "Confidentiality Agreement") and agree to continue to comply with all of the terms and provisions thereof.

SECTION 5.8 ASSIGNMENT: This Commitment Letter and all rights of the parties hereunder shall not be assigned by any party without the prior written approval of the other parties; provided, however, that any party may assign its rights and obligations hereunder to any entity controlling, controlled by or under common control with the other; provided, however, that no such assignment shall relieve any party of any liability hereunder.

SECTION 5.9 PERMITTED DISCLOSURES: Notwithstanding any other agreement of the parties, in connection with its public offering or private placement of its securities or MPT's efforts to obtain financing for the Real Estate, MPT may disclose that it has entered into this Commitment Letter with North Cypress respecting the Facility and may provide other information regarding LESSEE, the GUARANTORS, the Real Estate and the Facility to its proposed investors in such public offering or private offering of its securities or any prospective lenders with respect to such financing of the Real Estate. LESSEE shall cooperate with MPT by providing financial and other information reasonably requested by MPT in connection with such offering of its securities or financing.

SECTION 5.10 GOVERNING LAW: This Commitment Letter shall be governed by and construed in accordance with Delaware law.

SECTION 5.11 EXHIBITS: The exhibits indicated below are attached hereto and by this reference made a part hereof:

     Exhibit A - Title insurance policy requirements.
     Exhibit B - Insurance Requirements
     Exhibit C - Surveyor's Certificate requirements

Please indicate acceptance of the terms and conditions set forth in this Commitment Letter by signing a copy of this Commitment Letter below. This Commitment Letter may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement.

                   [Signatures appear on the following page.]

                                        Sincerely,

                                        MPT OPERATING PARTNERSHIP, L.P.


                                        By: /s/ Emmett E. McLean
                                            ------------------------------------
                                        Emmett E. McLean
                                        Executive Vice President and Chief
                                        Operating Officer


Accepted and Agreed to:


/s/ Robert A Behar, MD
-------------------------------------

By: Robert A Behar, MD
Its: CHAIRMAN OF THE BOARD
Dated: 3/17/05 - 10:30 pm

                                    EXHIBIT A

                          TITLE INSURANCE REQUIREMENTS

MPT Operating Partnership, L.P. as Purchaser
Title Insurance Requirements

1. "Title Policy" means a title insurance policy in American Land Title Association ("ALTA") 1992 form, or such other form as may be approved by MPT, issued by a title insurer approved by MPT with reinsurance as required by MPT to be on ALTA Facultative Reinsurance Agreement (rev 4/6/90) such that the maximum single risk assumed by any single title insurer may not exceed 25% of that company's capital, surplus, and statutory reserves. Each title insurer issuing insurance required hereby must be licensed to insure properties in the jurisdiction in which the Facility is located.

2. The amount of the owner's title insurance policy on each Facility must equal the Purchase Price. The policy must insure against all standard exceptions (e.g. parties in possession, matters shown on public records, matters which an accurate survey would show, and real estate taxes currently due) and must be effective as of the date of the Closing. The title policy must include such affirmative insurance endorsements as MPT may require to the extent not prohibited by the laws or insurance regulations of the state where the Facility is located, including, without limitation, a zoning compliance endorsement, a street access endorsement, a comprehensive (ALTA Form 9) endorsement, a "Fairways" (change of partners) endorsement, an endorsement negating imputation of knowledge to MPT, an endorsement that the Facility is assessed for real estate taxes separate from any other property (i.e., the property consists of a single tax lot and is not part of a larger tax lot).

                                    EXHIBIT B

                             INSURANCE REQUIREMENTS

I.   GENERAL REQUIREMENTS

     The General Requirements set forth herein shall be applicable to the insurance requirements outlined below in Paragraphs II and III throughout the term of this Commitment Letter.

     (A)  RELATING TO INSURER.

     All insurance coverages required by the Commitment Letter must be provided by insurance companies acceptable to MPT that are rated at least an "A, VIII" or better by Best's Insurance Guide and Key Ratings and a claim payment rating by Standard & Poor's Corporation of A or better. The aggregate amount of coverage provided by a single company must not exceed 5% of the company's policyholders' surplus. All insurance companies must be licensed and qualified to do business in the state where the insured collateral is located.

     Each insurance policy must (i) provide primary insurance without right of contribution from any other insurance carried by MPT. (ii) contain an express waiver by the insurer of any right of subrogation. setoff or counterclaim against any insured party thereunder including MPT, (iii) permit MPT to pay premiums at MPT's discretion and (iv) as respects any third party liability claim brought against MPT, obligate the insurer to defend MPT as an additional insured thereunder.

     (B)  RELATING TO DOCUMENTATION OF COVERAGE.

     The original copy of each insurance policy required hereunder shall be furnished to MPT, or in the case of a blanket policy, a copy of the original policy certified in writing by a duly authorized Agent for the insurance company as a "true and certified" copy of the policy. LESSEE shall not submit a Certificate of Insurance, in lieu of the certified copy of the policy. The original policy(ies) or certified copy of the policy(ies) must be delivered to MPT, effective with the commencement of each of the Facility and furnished annually thereafter, prior to the expiration date of the preceding policy(ies).

     (C)  CANCELLATION AND MODIFICATION CLAUSE.

     1. The insurer hereby agrees that its policy will not lapse, terminate, or be canceled, or be amended or modified to reduce limits or coverage terms unless and until MPT has received not less than sixty (60) days' prior written notice thereof at the following address:

     MPT Operating Partnership, L.P
     Attention: Its: President
     1000 Urban Center Drive, Suite 501
     Birmingham, Alabama 35242

     2. Notwithstanding the foregoing, in the event of cancellation due to non-payment of premium, the insurer shall provide not less than ten (10) days' Notice of Cancellation to:

     MPT Operating Partnership, L.P
     Attention: Its: President
     1000 Urban Center Drive, Suite 501
     Birmingham, Alabama 35242

II.  TYPES OF INSURANCE

     LESSEE will at all times keep the Facility insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar Facility. Without limiting the generality of the foregoing, LESSEE will obtain and maintain in effect the following amounts and types of insurance on each of the Facility throughout the term of the Leases:

     (A) "ALL RISKS" or "SPECIAL" FORM PROPERTY INSURANCE.

     All Risks or Special Form Property insurance against loss or damage to the building and improvements, including but not limited to, perils of fire, lightning, water, wind, theft, vandalism and malicious mischief, plate glass breakage, and perils typically provided under an Extended Coverage Endorsement and other forms of broadened risk perils, and insured on a "replacement cost" value basis to the extent of the full replacement value of the Facility. The deductible amount thereunder shall be borne by LESSEE in the event of a loss and the deductible must not exceed $10,000 per occurrence. Further, in the event of a loss. LESSEE shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer, and LESSEE further agrees it will notify MPT of any loss in the amount of $25,000 or greater and that no claim at or in excess of $25,000 thereunder shall be settled without the prior written consent of MPT, which consent shall not be unreasonably withheld or delayed by MPT.

     (B) FLOOD AND EARTHQUAKE INSURANCE (Required only in the event that the property is in a flood plain or earthquake zone).

     Insurance in an amount equal to the full replacement cost value of the Facility, subject to no more than a $25,000 per occurrence, deductible. The policy shall include coverage for subsidence.

     (C) LOSS OF EARNINGS INSURANCE.

     Insurance against loss of earnings in an amount sufficient to cover not less than 12 months' lost earnings and written in an "all risks" form, either as an endorsement to the insurance required under Paragraph II( A), or under a separate policy.

     (D) WORKERS COMPENSATION INSURANCE.

     Workers Compensation insurance covering all employees in amounts that are customary for LESSEE's industry.

     (E) LIABILITY INSURANCE.

     COMMERCIAL GENERAL LIABILITY; Commercial General Liability in a primary amount of at least $5,000,000 per occurrence. Bodily Injury for injury or death of any one person and $100,000 for Property Damage for damage to or loss of property of others, subject to a $10,000,000 annual aggregate policy limit for all Bodily Injury and Property Damage claims, occurring on or about the Land or in any way related to the Project, including, but not limited to, any swimming pools or other recreational Facility or areas that are located on the Land or otherwise related to the Facility. Such policy shall include coverages of a Broad Form nature, including. but not limited to, Explosion. Collapse and Underground (XCU). Products Liability, Completed Operations, Broad Form Contractual Liability. Broad Form Property Damage. Personal Injury, Incidental Malpractice Liability, and Host Liquor Liability.

     VEHICLE LIABILITY: Automobile and Vehicle Liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit amount of $1,000,000 per occurrence for Bodily Injury; $100,000 per occurrence for Property Damage; subject to an annual aggregate policy limit of $1,000,000.

     UMBRELLA LIABILITY: Umbrella Liability insurance in the minimum amount of $10,000,000 for each occurrence and aggregate combined single limit for all liability, with a $10,000 self-insured retention for exposure not covered in underlying primary policies. The Umbrella Liability policy shall name in its underlying schedule the policies of Professional Liability, Commercial General Liability, Garage Keepers Liability, Automobile Vehicle Liability and Employer's Liability under the Workers Compensation Policy.

     PROFESSIONAL LIABILITY: Professional Liability insurance for LESSEE and any physician or other employee or agent of LESSEE providing services at the Facility in an amount not less than five million dollars ($5,000,000) per individual claim and ten million dollars ($10,000,000) annual aggregate.

     (F) COMMERCIAL BLANKET FIDELITY BOND INSURANCE.

     A Commercial Blanket Bond covering all employees of the LESSEE, including its officers, and the individual owners of the insured business entity, whether a joint-venture, partnership, proprietorship or incorporated entity, against loss as a result of their dishonesty. Policy limit shall be in an amount of at least $1,000,000, subject to a deductible of no more than $10,000 per occurrence.

                                    EXHIBIT C

                             SURVEYOR'S CERTIFICATE

The undersigned hereby certifies to MPT Operating Partnership, L.P. and ________________________ (the "Title Insurance Company"); (a) that he is a duly registered land surveyor in the State of ________________; (b) that the plat to which this certificate is affixed the "Plat") is a true, complete and correct survey of the property described therein (the "Property") being approximately _______ acres as further described by the Property Description on the Plat; (c) the Plat is based upon a field survey made ____________________, _________, by me or directly under my supervision in accordance with the minimum standards established by the State of ___________ for surveyors and with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992 and meets the Accuracy Standards (as adopted by ALTA and ACSM in 1992 and in effect on the date of this certification) of an Urban Survey, and contains items 1, 2, 3, 4, 7(a), 8, 9, 10, 11(a), and 11(b) of Table A thereto; (d) that the Plat correctly shows the location of all buildings, structures and other improvements on the Property;
(e) that the Plat correctly shows the location of all easements, restrictions and rights-of-way described in title insurance commitment number _________________ effective as of ____________, 1997, issued by the Title
Insurance Company (the "Title Commitment"); (f) that the legal description set forth in the Title Commitment is identical in all respects to the Property Description set forth on the Plat; (g) except as shown on the Plat there are no discrepancies between the boundary lines of the Property as shown on the Plat and as described in the legal description of record; (h) that the Plat easements indicate existing surface and underground transmission lines or utilities, such as natural gas, telephone, telegraph, TV cable, water, sewage and electrical power, including pipeline type and sizes with all utility pole locations with overhead wires indicated and the nearest available services clearly shown and dimensional; (i) that, except as shown on the Plat, there are (1) no visible easements or rights-of-way on the Property or any other easements or rights-of-way thereon of which the undersigned has knowledge. (2) no party walls on the Property. (3) no encroachments from the Property over adjoining premises, streets or roads by any buildings, structures or other improvements located on the Property, and (4) no encroachments on the Property by any buildings, structures or other improvements located on adjoining property; (j) that the boundary line dimensions as shown on the Plat form a mathematically closed figure within - 0.01 foot; (k) that the boundary lines of the Property are contiguous with the boundary lines of all adjoining parcels, roads, highways, streets or alleys as described in their most recent respective legal description of record; (l) that the buildings, structures and other improvements located on the Property do not violate any building or setback lines; (m) that adequate ingress to and egress from the Property is provided by ______________, the same being paved, dedicated public rights-of-way maintained by _______________________ (name of maintaining authority); and (n) that the undersigned has consulted the National Flood Insurance Program Maps and has found that, in accordance with said maps, Panel Number ______________________, dated ____________________, no portion of the Property lies within a flood hazard area, except as depicted on the Plat.

                      (Name of Surveyor, Registration No.)

                                  SCHEDULE 1.2

                              PROJECT COST ANALYSIS

              (PRELIMINARY - FOR DISCUSSION & BUDGET PURPOSES ONLY)

               ____________ GROSS

               ____________ RENTABLE               Date Printed ___________

                                                             LOAN    % OF    COST PER
PRO FORMA ITEM                                              BUDGET   TOTAL   SF GROSS
--------------                                              ------   -----   --------
LAND                                   Acres  S__________
HARD COSTS:
HOSPITAL*                    ________  S.F.@  S__________
LTAC BEDS                    ________  S.F.@  S__________
FINISHED ACUTE BEDS          ________  S.F.@  S__________
CONNECTOR TO MOB (3FLS)      ________  S.F.@  S__________
IMAGING CENTER TI ALLOWANCE  ________  S.F.@  S__________
SITE WORK*                   ________  S.F.@  S__________
ADDITIONAL PARKING                           ___SPACES
MATERIAL COST INCREASE ALLOWANCE (3%)
CONSTRUCTION MANAGEMENT FEE
CONSTRUCTION CONTINGENCY

   TOTAL HARD COST

SOFT COSTS:

ARCHITECTURAL & ENGINEERING
DEVELOPER OVERHEAD & COSTS
GD LEASE PAYMENTS
CITY PERMITS, IMPACT FEES & UTILITY CONNECTIONS
INSPECTIONS--MPT
SOILS, ENVIRONMENTAL & APPRAISAL REPORTS
CLOSING COSTS
ADVERTISING S SIGNAGE
LEGAL
INSURANCE & TAXES
MPT FINANCING FEE               _________
INTERIOR DESIGN
PRE-OPENING COSTS
BROKER FEE
CONTINGENCY

TOTAL SOFT COSTS

TOTAL HOSPITAL LAND, HARD (NET) & SOFT COSTS

ESTIMATED LEASE PAYMENTS DURING CONSTRUCTION

TOTAL HOSPITAL PROJECT COST

* ACTUAL CONSTRUCTION COSTS TO BE ADJUSTED TO THE FINAL COST OF CONSTRUCTION AS CONTAINED IN GUARANTEE NOT TO EXCEED CONSTRUCTION CONTRACT.